Exhibit 99.1
FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports 2009 Second Quarter Results

JERSEY CITY, New Jersey, July 30, 2009 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced preliminary unaudited financial results for the second quarter and first six months of 2009.

Second Quarter Results
Net sales for the three months ended June 30, 2009 decreased to $44,934,000 compared to $72,454,000 for the second quarter of 2008.  The net loss for the second quarter of 2009 was $1,272,000.  This compares to net earnings for the second quarter of 2008 of $1,811,000.
The $2.9 million loss from operations for the second quarter of 2009 was affected by $1.6 million ($1.0 million or $0.08 per share after tax) in severance and other one-time charges.  Labor inefficiencies and moving expenses for the consolidation of Bel's South China manufacturing operations also affected the Company's second quarter performance.  These costs were partially offset by a GAAP net gain of $1.1 million ($0.7 million or $0.06 per share after tax) on the sale of a portion of the Company's equity interest in Power-One, Inc., which reduced Bel's ownership to 4.9%.  This gain represents the difference between the sales price of the Power-One shares and the written down value at December 31, 2008 (based on original cost, the Company actually incurred a loss on the sale of Power-One shares in the amount of $1.2 million ($0.8 million or $0.06 per share after tax)).
The net loss per Class A common share was $0.11 for the second quarter of 2009, compared to diluted earnings per Class A common share of $0.14 for the second quarter of 2008.  The net loss per Class B common share was $0.11 for the second quarter of 2009, compared to diluted earnings per Class B common share of $0.16 for last year's second quarter.
"Conditions in our industry remain challenging.  Sales volumes were down across all of our product lines compared to the second quarter last year.  We are encouraged that second quarter sales increased sequentially, compared to the recent first quarter of 2009, and although we believe that the previous first quarter reflects the bottoming of industry demand, our visibility and our customers' visibility remains limited.  Cash flows from operations, including accounts receivable and inventory, generated more than $5,000,000 in cash during the second quarter, and more than $20,000,000 for the year's first half.  With our increasingly efficient operating platform, strong financial position, and close customer relationships, we are well-positioned to benefit when demand rebounds," said Daniel Bernstein, Bel's President and CEO.

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Bel Reports 2009 Second Quarter Results
July 30, 2009
Page Two

At June 30, 2009, Bel reported working capital of approximately $164,500,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $114,800,000, a current ratio of 8.3, total long-term obligations of $10,408,000, and stockholders' equity of $218,192,000.  At December 31, 2008, Bel reported working capital of approximately $164,000,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $92,700,000, a current ratio of 6.5, total long-term obligations of $14,377,000, and stockholders' equity of $217,773,000.  Bel did not repurchase any Class A common shares during the second quarter of 2009.

Six Month Results
For the six months ended June 30, 2009, net sales were $88,805,000 compared to $133,323,000 for the first six months of 2008.  The net loss for the first half of 2009 was $456,000, compared to net earnings of $3,978,000 for the first half of 2008.
For the six months ended June 30, 2009, the net loss per Class A common share was $0.05 compared to diluted earnings per common share of $0.31 for the first six months of 2008.  The net loss per Class B common share was $0.04 compared to diluted net earnings per common share of $0.34 for the prior year.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate in the call, dial (719) 325-4888, passcode #3841562.  A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.belfuse.com.  A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address.  For a telephone replay, dial (888) 203-1112, passcode #3841562 after 1:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies).  Bel operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding a rebound in demand and the Company's repositioning for any such rebound; and any statement regarding the bottoming of industry demand) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net Sales	$44,934	$72,454	$88,805	$133,323

Costs and expenses:
Cost of sales	40,192	59,317	78,403	108,955
Selling, general and administrative	7,601	9,284	15,254	18,217
Restructuring charge	--	--	413	--
(Gain) loss on sale of property, plant and equipment	13	--	(4,652)	--

	47,806	68,601	89,418	127,172

(Loss) income from operations	(2,872)	3,853	(613)	6,151

Other, net	1	(2)	9	(1)
Realized gain (loss/impairment charge) on investment	1,081	(2,352)	1,083	(2,633)
Interest income	126	605	307	1,518

(Loss) earnings before (benefit) provision for income taxes	(1,664)	2,104	786	5,035

Income tax (benefit) provision	(392)	293	1,242	1,057

Net (loss) earnings	$(1,272)	$1,811	$(456)	$3,978

(Loss) earnings per Class A common share - basic	$(0.11)	$0.14	$(0.05)	$0.31
(Loss) earnings per Class A common share - diluted	$(0.11)	$0.14	$(0.05)	$0.31

Weighted average Class A common shares outstanding
Basic	2,175	2,525	2,176	2,529
Diluted	2,175	2,525	2,176	2,529

(Loss) earnings per Class B common share - basic	$(0.11)	$0.16	$(0.04)	$0.34
(Loss) earnings per Class B common share - diluted	$(0.11)	$0.16	$(0.04)	$0.34

Weighted average Class B common shares outstanding
Basic	9,343	9,352	9,353	9,330
Diluted	9,343	9,353	9,353	9,333

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Jun. 30,	Dec. 31,		Jun. 30,	Dec. 31,
ASSETS	2009	2008	LIABILITIES & EQUITY	2009	2008
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$186,985	$193,619	Current liabilities	$22,493	$29,634
Property, plant
& equipment, net	37,960	39,936	Noncurrent liabilities	10,408	14,377
Goodwill	14,359	14,334
Intangibles & other assets	11,789	13,895	Stockholders' equity	218,192	217,773

Total Assets	$251,093	$261,784	Total Liabilities & Equity	$251,093	$261,784